                                  SCHEDULE 13G

                                 (RULE 13d-102)

 Information to be Included in Statements Filed Pursuant to Rule 13d-1(b), (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2.



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                          (Amendment No. ___________)(1)


                       MAX INTERNET COMMUNICATIONS, INC.
--------------------------------------------------------------------------------
                              (Name of Issuer)

                    Common Stock, par value $.0001 per share
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                   928957109
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                October 4, 2000
--------------------------------------------------------------------------------

            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [X]    Rule 13d-1(c)

                  [ ]    Rule 13d-1(d)

         (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 928957109                   13G                     PAGE 2 OF 10 PAGES
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  1     Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons
        (Entities Only)

        Cranshire Capital, L.P.
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group*    (a) [X]
        (See Instructions)                                   (b) [ ]


--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        Illinois limited partnership
        U.S.A.
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power

      Shares                       -0-
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                   1,620,706 shares of Common Stock (See Item 4)
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        -0-
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power


    Person With                    1,620,706 shares of Common Stock (See Item 4)
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        1,620,706 shares of Common Stock (See Item 4)
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)

        Not Applicable
--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

        8.4% (See Item 4)
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)

        PN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 928957109                   13G                     PAGE 3 OF 10 PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

        Downsview Capital, Inc.
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group*    (a) [X]
        (See Instructions)                                   (b) [ ]


--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        Illinois Corporation
        U.S.A.
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power

      Shares                       -0-
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                   1,620,706 shares of Common Stock (See Item 4)
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        -0-
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power


    Person With                    1,620,706 shares of Common Stock (See Item 4)
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        1,620,706 shares of Common Stock (See Item 4)
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)

        Not Applicable
--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

        8.4% (See Item 4)
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)

        CO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 928957109                   13G                     PAGE 4 OF 10 PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

        JMJ Capital, Inc.
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group*    (a) [X]
        (See Instructions)                                   (b) [ ]


--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        Illinois limited partnership
        U.S.A.
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power

      Shares                       -0-
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                   1,620,706 shares of Common Stock (See Item 4)
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        -0-
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power


    Person With                    1,620,706 shares of Common Stock (See Item 4)
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        1,620,706 shares of Common Stock (See Item 4)
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)

        Not Applicable
--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

        8.4% (See Item 4)
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)

        CO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 928957109                   13G                     PAGE 5 OF 10 PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

        EURAM Cap Strat. "A" Fund Limited
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group*    (a) [X]
        (See Instructions)                                   (b) [ ]


--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        Cayman Islands exempted company
        Cayman Islands
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power

      Shares                       -0-
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                   1,620,706 shares of Common Stock (See Item 4)
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        -0-
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power


    Person With                    1,620,706 shares of Common Stock (See Item 4)
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        1,620,706 shares of Common Stock (See Item 4)
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)

        Not Applicable
--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

        8.4% (See Item 4)
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)

        CO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 928957109                   13G                     PAGE 6 OF 10 PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

        Mitchell P. Kopin
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group*    (a) [X]
        (See Instructions)                                   (b) [ ]


--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        U.S. Citizen
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power

      Shares                       -0-
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                   1,620,706 shares of Common Stock (See Item 4)
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        -0-
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power


    Person With                    1,620,706 shares of Common Stock (See Item 4)
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        1,620,706 shares of Common Stock (See Item 4)
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)

        Not Applicable
--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

        8.4% (See Item 4)
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)

        IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(a).        NAME OF ISSUER:

                  Max Internet Communications, Inc. (the "Company")

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  8115 Preston Road, Eighth Floor East, Dallas, Texas 75225

ITEM 2(a).        NAME OF PERSON FILING
ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
ITEM 2(c).        CITIZENSHIP

                  Cranshire Capital, L.P.
                  666 Dundee Road, Suite 1901
                  Northbrook, IL 60062
                  Illinois limited partnership

                  Downsview Capital, Inc.
                  666 Dundee Road, Suite 1901
                  Northbrook, IL 60062
                  Illinois corporation

                  JMJ Capital, Inc.
                  666 Dundee Road, Suite 1901
                  Northbrook, IL 60062
                  Illinois corporation

                  EURAM Cap Strat. "A" Fund Limited
                  c/o JMJ Capital, Inc.
                  666 Dundee Road, Suite 1901
                  Northbrook, IL 60062
                  Cayman Islands exempted company

                  Mitchell P. Kopin
                  666 Dundee Road, Suite 1901
                  Northbrook, IL 60062
                  U.S. Citizen

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock, par value $.0001 per share, of the Company ("Common Stock")

ITEM 2(e).        CUSIP NUMBER:

                  928957109

ITEM 3. If this Statement is Filed Pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the persons filing are:

                  (a)  [ ]  Broker or dealer registered under Section 15 of the
                            Exchange Act;
                  (b)  [ ]  Bank as defined in Section 3 (a) (6) of the Exchange
                            Act;
                  (c)  [ ]  Insurance company as defined in Section 3 (a) (19)
                            of the Exchange Act;
                  (d)  [ ]  Investment company registered under Section 8 of the
                            Investment Company Act;
                  (e)  [ ]  An investment advisor in accordance with Rule 13d-1
                            (b) (1) (ii) (E);

                  (f)  [ ]  An employee benefit plan or endowment fund in
                            accordance with Rule 13d-1 (b) (1) (ii) (F);
                  (g)  [ ]  A parent holding company or control person in
                            accordance with Rule 13d-1 (b) (1) (ii) (G);
                  (h)  [ ]  A savings association as defined in Section 3 (b) of the Federal Deposit Insurance Act;
                  (i)  [ ]  A church plan that is excluded from the definition of an investment company under Section (c) (14) of the Investment Company Act;
                  (j)  [ ]  Group, in accordance with Rule 13d-1 (b)(1)(ii)(J);

                  If this statement is filed pursuant to Rule 13d-1(c), check this box. [x]


ITEM 4.           OWNERSHIP.

                  Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                  (a)  Amount beneficially owned:

                       1,620,706 shares of Common Stock*

                  (b)  Percent of class:

                       8.4% (based on 17,734,242 shares of Common Stock outstanding as reported in the Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 2000.)

                  (c)  Number of shares as to which such person has:

                       (i)    Sole power to vote or to direct the vote - 0

                       (ii)   Shared power to vote or direct the vote -
                              1,620,706*

                       (iii) Sole power to dispose or to direct the disposition of - 0

                       (iv) Shared power to dispose or to direct the disposition of - 1,620,706*

                  * Includes (i) 1,530,268 shares of Common Stock currently issuable to the Reporting Persons upon conversion of 10,000 shares of the Company's Series C Convertible Preferred Stock owned by the Reporting Persons and (ii) 90,438 shares of Common Stock currently issuable to the Reporting Persons upon the exercise of certain warrants issued to them by the Company.


ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  NOT APPLICABLE


ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  NOT APPLICABLE


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  NOT APPLICABLE

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  NOT APPLICABLE

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  NOT APPLICABLE


ITEM 10. CERTIFICATION.

                  By signing below, each of the undersigned certify that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose of effect.

                                   SIGNATURE



                  After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                                       October 6, 2000
                                             -----------------------------------
                                                            (Date)

                                             CRANSHIRE CAPITAL, L.P.

                                             By:  Downsview Capital, Inc.,
                                                  its General Partner

                                             By:  /s/  Mitchell P. Kopin
                                                  ------------------------------
                                                  Mitchell P. Kopin, President

                                             DOWNSVIEW CAPITAL, INC.

                                             By:  /s/  Mitchell P. Kopin
                                                  ------------------------------
                                                  Mitchell P. Kopin, President

                                             EURAM CAP STRAT. "A" FUND LIMITED

                                             By:  JMJ Capital, Inc.,
                                                  its Investment Manager

                                             By:  /s/  Mitchell P. Kopin
                                                  ------------------------------
                                                  Mitchell P. Kopin, President

                                             JMJ CAPITAL, INC.

                                             By:  /s/  Mitchell P. Kopin
                                                  ------------------------------
                                                  Mitchell P. Kopin, President

                                             MITCHELL P. KOPIN

                                             /s/  Mitchell P. Kopin
                                             -----------------------------------




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